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                                                                    Exhibit 3.28

                   Certificate of Incorporation of ELBO Inc.

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                          CERTIFICATE OF INCORPORATION

                                       OF

                                    ELBO INC.

                                   * * * * * *

     1. The name of the corporation is:

                                    ELBO INC.

     2. The address of its registered office in the State of Delaware is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803, located in the County of
New Castle, Delaware. The name of its registered agent at that address is Entity Services (Delaware), Inc.

     3. The nature of the business or purposes to be conducted or promoted is:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The authorized capital stock of the Corporation shall consist of 100 shares of capital stock with a par value of $.01 per share.

     5. The name and mailing address of the sole incorporator is as follows:

          Sally P. Schreiber
          Klehr, Harrison, Harvey, Branzburg & Ellers LLP
          1401 Walnut Street
          Philadelphia, PA 19102

     6. The Corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

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Elections of Directors need not be by written ballot unless the By-Laws of the
Corporation shall so provide.

     8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     9. A Director of the Corporation shall not be personally liable to the Corporation or, its stockholders for monetary damages for breach of fiduciary duty as a Director except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of May, 1998.


                                        /s/ Sally P. Schreiber
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                                        Sally P. Schreiber,
                                        Sole Incorporator


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